Exhibit 99

First Acceptance Corporation Reports Operating Results for the Three and Nine Month Periods Ended September 30, 2015

NASHVILLE, TN, November 10, 2015 – First Acceptance Corporation (NYSE: FAC) today reported its financial results for the three and nine month periods ended September 30, 2015.

Operating Results

Revenues for the three months ended September 30, 2015 increased 34% to $87.6 million from $65.6 million in the same period in the prior year. Revenues for the nine months ended September 30, 2015 increased 25% to $243.4 million from $195.3 million in the same period in the prior year.

Loss before income taxes for the three months ended September 30, 2015 was $4.5 million, compared with income before income taxes of $2.4 million for the three months ended September 30, 2014. Net loss for the three months ended September 30, 2015 was $3.0 million, compared with net income of $2.1 million for the three months ended September 30, 2014. Basic and diluted net loss per share were $0.07 for the three months ended September 30, 2015, compared with basic and diluted net income per share of $0.05 for the same period in the prior year.

Excluding litigation settlement costs of $3.4 million and acquisition and integration costs (see “Titan Acquisition”) of $0.7 million, for the three months ended September 30, 2015, loss before income taxes was $0.4 million or $0.01 per basic and diluted share.

Loss before income taxes for nine months ended September 30, 2015 was $3.0 million, compared with income before income taxes of $6.6 million for the nine months ended September 30, 2014. Net loss for the nine months ended September 30, 2015 was $2.2 million, compared with net income of $6.1 million for the nine months ended September 30, 2014. Basic and diluted net loss per share were $0.05 for the nine months ended September 30, 2015, compared with basic and diluted net income per share of $0.15 for the same period in the prior year.

Excluding litigation settlement costs of $3.6 million and Titan acquisition and integration costs of $1.0 million, for the nine months ended September 30, 2015, income before income taxes was $1.6 million or $0.04 per basic and diluted share.

Joe Borbely, President and CEO, commented “During the quarter, our sustained revenue growth and positive results from the newly-acquired Titan operations were unfortunately overshadowed by elevated claims frequency, adverse loss development and a litigation settlement. However, this potentially-lengthy litigation is now behind us and 83 former Titan stores are integrating successfully.  I also believe that our loss ratio will soon begin to fully reflect the impact of our recent rate actions which will complement our 18.9% expense ratio.”

Premiums, Commissions and Fee Income. Premiums earned increased by $13.1 million, or 24%, to $67.5 million for the three months ended September 30, 2015, from $54.4 million for the three months ended September 30, 2014. For the nine months ended September 30, 2015 premiums earned increased by $35.4 million, or 22%, to $197.4 million from $162.0 million for the nine months ended September 30, 2014. This improvement was primarily due to an increase in the average policy life which resulted in an increase in PIF from 161,330 at September 30, 2014 to 184,524 at September 30, 2015, in addition to higher average premiums.

Commission and fee income increased by $8.9 million, or 88%, to $19.0 million for the three months ended September 30, 2015, from $10.1 million for the three months ended September 30, 2014. For the nine months ended September 30, 2015, commission and fee income increased by $13.0 million, or 44%, to $42.3 million from $29.3 million for the nine months ended September 30, 2014. Revenue from the former Titan retail locations acquired on July 1, 2015 accounted for $6.9 million of these increases. The remaining increase in commission and fee income was a result of higher fee income related to commissionable ancillary products sold through our previously-existing retail locations and the increase in PIF noted above.

Loss Ratio. The loss ratio was 85.0% for the three months ended September 30, 2015, compared with 76.2% for the three months ended September 30, 2014. The loss ratio was 81.2% for the nine months ended September 30, 2015, compared with 73.7% for the nine months ended September 30, 2014. We experienced unfavorable development related to prior periods of $2.2 million for the three months ended September 30, 2015, compared with favorable development of $0.4 million for the three months ended September 30, 2014. For the nine months ended September 30, 2015, we experienced unfavorable development related to prior periods of $0.6 million, compared with favorable development of $4.5 million for the nine months ended September 30, 2014. The unfavorable development for the three and nine months ended September 30, 2015 was largely the result of an increase in bodily injury loss adjustment expenses (primarily outside legal costs) driven by the overall increase in claim frequency.

Excluding the development related to prior periods for the three months ended September 30, 2015 and 2014, the loss ratios were 81.8% and 77.0%, respectively. Excluding the development related to prior periods for the nine months ended September 30, 2015 and 2014, the loss ratios were 80.9% and 76.4%, respectively. The year-over-year increase in the loss ratio was primarily due to higher than expected claim frequency and severity across multiple coverages principally in property damage liability and collision claims. We believe that an increase in the number of miles driven by insured drivers as a result of lower gas prices and a favorable economy has been a contributing factor to an industry-wide increase in frequency. In response, we have continued to implement aggressive rate and underwriting actions as warranted at a state and coverage level.

Expense Ratio. The expense ratio was 16.3% for the three months ended September 30, 2015, compared with 20.2% for the three months ended September 30, 2014. The expense ratio was 18.9% for the nine months ended September 30, 2015, compared with 23.4% for the nine months ended September 30, 2014. The year-over-year decrease in the expense ratio was primarily due to the increase in premiums earned which resulted in a lower percentage of fixed expenses in our retail operations (such as rent and base salaries).

Combined Ratio. The combined ratio increased to 101.3% for the three months ended September 30, 2015 from 96.4% for the three months ended September 30, 2014. For the nine months ended September 30, 2015, the combined ratio increased to 100.1% from 97.1% for the nine months ended September 30, 2014.

Titan Acquisition

Effective July 1, 2015, we acquired certain assets of Titan Insurance Services, Inc. and Titan Auto Insurance of New Mexico, Inc. (the “Titan Agencies”). These agencies sell private passenger non-standard automobile insurance through 83 retail stores, principally in California (48), but also in Texas (12), Arizona (10), Florida (4), Nevada (4) and New Mexico (5). Approximately 240 employees accepted offers of employment with us as a part of this acquisition. The Titan Agencies were previously owned and operated by Nationwide. The stores are in the process of being rebranded under our Acceptance Insurance name and completion is expected by the end of this year.

These new Acceptance stores have continued to write policies for both Nationwide and other unrelated insurance companies. Going forward, we plan to develop our own products for California, Arizona, Nevada and New Mexico, and introduce our current Texas and Florida products into stores in those states. One of our insurance companies has applied for an insurance company license in California and is already licensed in the three other states where it does not currently write business.

We anticipate introducing our own products in the states in which we currently have an insurance company license in early 2016. However, a California product is not expected to be available until later in 2016, subject to the approval of our California insurance company license application by the California Department of Insurance. Therefore, it is anticipated that for the remainder of the year, the Titan acquisition will operate primarily as an insurance agency operation for which our revenues will be in the form of commission and fee income.

Revenues and income before income taxes of the acquired retail locations included in our results for the three months ended September 30, 2015 were $6.9 million and $0.4 million (excluding acquisition and integration-related costs), respectively.

Next Release of Financial Results

We currently plan to report our financial results for the three months and year ending December 31, 2015 on March 15, 2016.

About First Acceptance Corporation

We are principally a retailer, servicer and underwriter of non-standard personal automobile insurance based in Nashville, Tennessee. Our insurance operations generate revenues from selling non-standard personal automobile insurance policies and related products in 17 states. We conduct our servicing and underwriting operations in 13 states and are licensed as an insurer in 12 additional states. Non-standard personal automobile insurance is made available to individuals because of their inability or unwillingness to obtain standard insurance coverage due to various factors, including payment history, payment preference, failure in the past to maintain continuous insurance coverage or driving record and/or vehicle type. In most instances, these individuals are seeking to obtain the minimum amount of automobile insurance required by law.

At November 10, 2015, we leased and operated 438 retail locations and a call center staffed with employee-agents. Our employee-agents primarily sell non-standard personal automobile insurance products underwritten by us, as well as certain commissionable ancillary products. In most states, our employee-agents also sell a complementary insurance product providing personal property and liability coverage for renters underwritten by us. In addition, retail locations in some markets offer non-standard personal automobile insurance serviced and underwritten by other third-party insurance carriers for which we receive a commission. In addition to our retail locations, we are able to complete the entire sales process over the phone via our call center or through the internet via our consumer-based website or mobile platform. On a limited basis, we also sell our products through selected retail locations operated by independent agents. Additional information about First Acceptance Corporation can be found online at www.acceptance.com.

This press release contains forward-looking statements, including statements about the expected effects of the recently completed acquisition. These statements, which have been included in reliance on the “safe harbor” provisions of the federal securities laws, involve risks and uncertainties. Investors are hereby cautioned that these statements may be affected by important factors, including, among others, the factors set forth under the caption “Risk Factors” in Item 1A. of our Annual Report on Form 10-K for the year ended December 31, 2014 and in our other filings with the Securities and Exchange Commission. Actual operations and results may differ materially from the results discussed in the forward-looking statements. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income

(unaudited)

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Revenues:
Premiums earned	$67,508	$54,369	$197,423	$161,971
Commission and fee income	18,974	10,097	42,252	29,323
Investment income	1,144	1,142	3,695	3,936
Net realized gains (losses) on investments, available-for-sale	(6)	(4)	(13)	36
	87,620	65,604	243,357	195,266
Costs and expenses:
Losses and loss adjustment expenses	57,367	41,440	160,304	119,323
Insurance operating expenses	29,309	20,624	78,039	65,739
Other operating expenses	295	244	881	722
Litigation settlement	3,406	30	3,645	106
Stock-based compensation	37	39	109	151
Depreciation	424	423	1,224	1,303
Amortization of identifiable intangibles assets	254	-	261	-
Interest expense	1,052	427	1,924	1,275
	92,144	63,227	246,387	188,619
Income (loss) before income taxes	(4,524)	2,377	(3,030)	6,647
Provision (benefit) for income taxes	(1,506)	257	(813)	547
Net income (loss)	$(3,018)	$2,120	$(2,217)	$6,100
Net income (loss) per share:
Basic	$(0.07)	$0.05	$(0.05)	$0.15
Diluted	$(0.07)	$0.05	$(0.05)	$0.15
Number of shares used to calculate net income (loss) per share:
Basic	41,041	40,995	41,026	40,981
Diluted	41,041	41,297	41,026	41,285

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, except per share data)

	September 30,	December 31,
	2015	2014
	(Unaudited)
ASSETS
Investments, available-for-sale at fair value (amortized cost of $131,614 and $119,119, respectively)	$135,745	$125,085
Cash and cash equivalents	107,207	102,429
Premiums, fees, and commissions receivable, net of allowance of $461 and $392	74,458	56,486
Deferred tax assets, net	18,241	16,521
Other investments	12,087	10,530
Other assets	7,530	5,962
Property and equipment, net	3,875	3,173
Deferred acquisition costs	5,428	3,459
Goodwill	30,200	-
Identifiable intangible assets, net	8,745	4,800
TOTAL ASSETS	$403,516	$328,445

LIABILITIES AND STOCKHOLDERS’ EQUITY
Loss and loss adjustment expense reserves	$115,009	$96,613
Unearned premiums and fees	86,877	67,942
Debentures payable	40,245	40,211
Term loan from principal stockholder	29,747	-
Accrued expenses	11,661	3,262
Other liabilities	16,207	13,453
Total liabilities	299,746	221,481
Stockholders’ equity:
Preferred stock, $.01 par value, 10,000 shares authorized	-	-
Common stock, $.01 par value, 75,000 shares authorized; 41,041 and 41,016 issued and outstanding, respectively	411	410
Additional paid-in capital	457,395	457,242
Accumulated other comprehensive income, net of tax of $314 and $923, respectively	3,959	5,090
Accumulated deficit	(357,995)	(355,778)
Total stockholders’ equity	103,770	106,964
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$403,516	$328,445

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES

Supplemental Data

(Unaudited)

PREMIUMS EARNED BY STATE

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Gross premiums earned:
Georgia	$13,079	$10,284	$37,619	$30,186
Florida	10,231	8,363	30,639	24,982
Texas	8,990	6,998	26,365	20,636
Ohio	6,688	5,605	19,814	16,511
Alabama	6,238	5,437	18,333	16,294
Illinois	6,030	5,205	18,213	15,026
South Carolina	5,115	4,042	14,691	12,284
Tennessee	4,486	3,131	12,141	9,526
Pennsylvania	2,303	1,861	6,923	6,265
Indiana	2,003	1,542	5,869	4,535
Missouri	1,451	1,224	4,315	3,637
Mississippi	852	745	2,540	2,285
Virginia	138	—	232	—
Total gross premiums earned	67,604	54,437	197,694	162,167
Premiums ceded to reinsurer	(96)	(68)	(271)	(196)
Total net premiums earned	$67,508	$54,369	$197,423	$161,971

COMBINED RATIOS (INSURANCE OPERATIONS)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Loss	85.0%	76.2%	81.2%	73.7%
Expense	16.3%	20.2%	18.9%	23.4%
Combined	101.3%	96.4%	100.1%	97.1%

POLICIES IN FORCE

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Policies in force – beginning of period	183,829	159,293	163,712	143,077
Net change during period	695	2,037	20,812	18,253
Policies in force – end of period	184,524	161,330	184,524	161,330

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES

Supplemental Data (continued)

(Unaudited)

NUMBER OF RETAIL LOCATIONS

Retail location counts are based upon the date that a location commenced or ceased writing business.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Retail locations – beginning of period	359	353	356	360
Opened	—	1	5	—
Acquired	83	—	83	—
Closed	(4)	(1)	(6)	(7)
Retail locations – end of period	438	353	438	353

RETAIL LOCATIONS BY STATE

	September 30,		June 30,		December 31,
	2015	2014	2015	2014	2014	2013
Alabama	24	24	24	24	24	24
Arizona	10	-	-	-	-	-
California	48	-	-	-	-	-
Florida	39	30	35	30	31	30
Georgia	60	60	60	60	60	60
Illinois	58	60	60	60	60	61
Indiana	17	17	17	17	17	17
Mississippi	7	7	7	7	7	7
Missouri	9	10	9	10	10	11
New Mexico	5	-	-	-	-	-
Nevada	4	-	-	-	-	-
Ohio	27	27	27	27	27	27
Pennsylvania	14	16	15	16	15	16
South Carolina	25	25	25	25	25	25
Tennessee	23	19	23	19	22	19
Texas	68	58	57	58	58	63
Total	438	353	359	353	356	360

SOURCE: First Acceptance Corporation

INVESTOR RELATIONS CONTACT:

Michael J. Bodayle

615.844.2885